UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway Stanleytown, Virginia	24168
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 15, 2010, Stanley Furniture Company, Inc. (the “Company”) terminated its Second Amended and Restated Note Purchase Private Shelf Agreement, as amended (the “Note Agreement”) with The Prudential Insurance Company of America and other holders of Notes as defined therein. In connection with the termination, the Company pre-paid in full its outstanding debt under the Note Agreement plus accrued interest. The outstanding debt pre-paid was $15 million. The lenders to the Note Agreement waived the yield-maintenance premium due on prepayment under the Note Agreement.

There are no material relationships between the Company and its affiliates, on the one hand, and The Prudential Insurance Company of America and the other lenders, on the other.

The Company issued a press release on December 16, 2010, announcing the prepayment and the termination of the Note Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01 Other Events.

On December 16, 2010, the Company announced that it expects to receive $2.3 million prior to the end of the year in connection with the sale of certain machinery and equipment no longer needed by the Company as a result of the decision to cease manufacturing at its Stanleytown, Virginia facility.

The announcement is included in the Company’s December 16, 2010 press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company dated December 16, 2010, announcing the prepayment and termination of the Note Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 20, 2010

By: /s/Douglas I. Payne
Douglas I. Payne
Executive Vice President – Finance and Administration